August 28, 1996



Microware Systems Corporation
1900 N.W. 114th Street
Des Moines, IA  50325-7077

Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended by Microware Systems Corporation, an Iowa corporation (the "Company"), on Form S-8, of an aggregate of 2,570,500 shares of its Common Stock, no par value (the "Shares"), issuable upon exercise of stock options under the Company's 1989, 1991, 1992 and 1995 Stock Option Plans (the "Plans"), we hereby advise you that as general counsel for the Company we have examined the original or certified copies of the Certificate of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, as amended, the minute books of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

     Based upon such examination, it is our opinion that:

     1. The Company is a validly organized and existing corporation under the laws of the State of Iowa.

     2. The Shares are duly authorized and, when issued upon the exercise of stock options pursuant to the terms of the Plans, will be legally issued, fully paid and nonassessable.

                           Very truly yours,

                           D'ANCONA & PFLAUM



                           By:  \S\ MERRILL A. FREED
                                ----------------
                                Merrill A. Freed